Exhibit 10.2

Sunterra Corporation

2005 Incentive Plan

Plan Specifications for Annual Incentive Awards

October 1, 2005

Section 1: Introduction.

The Sunterra Corporation 2005 Incentive Plan (“Plan”) was approved by the shareholders of Sunterra Corporation (“Sunterra” or “Company”) at the annual shareholders meeting in February 2005, and the Compensation Committee of the Board of Directors administers the Plan (“Committee”). A variety of awards may be granted under the Plan, including stock awards, cash awards and performance-based awards within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”). The Plan authorizes the Committee to establish more detailed specifications, and other terms and conditions applicable to awards under the Plan, subject to any limitations or restrictions set forth in the Plan. This document sets forth such specifications, terms and conditions applicable to annual incentive awards to be granted to Senior Executives, as well as select other employees. All awards described herein are granted under the Plan and shall be subject to all requirements and limitations set forth in the Plan.

Section 2: Definitions and Terms. Unless the context requires otherwise, each capitalized term used without being defined herein shall have the same meaning ascribed to such term in the Plan.

2.1	Accounting Terms. Except as the context otherwise requires, financial and accounting terms shall have the meaning ascribed to such terms for purposes of and shall be determined in accordance with generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Company, prepared in the ordinary course of business.

2.2	Specific Terms. The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

“Adjusted EBITDA” means EBITDA, subject to and/or after giving effect to any adjustments applicable pursuant to Section 4.6 at the time Business Criteria and Performance Target(s) are established.

“Adjusted Net Income” means Net Income, subject to and/or after giving effect to any adjustments applicable pursuant to Section 4.6 at the time Business Criteria and Performance Target(s) are established.

“Adjusted Return on Assets” shall mean Return on Assets, subject to and/or after giving effect to any adjustments applicable pursuant to Section 4.6 at the time Business Criteria and Performance Target(s) are established.

“Adjusted Return on Equity” shall mean Return on Equity, subject to and/or after giving effect to any adjustments applicable pursuant to Section 4.6 at the time Business Criteria and Performance Target(s) are established.

“Base Salary” in respect of any Performance Period means the aggregate base annualized salary of a participant from the Company and all affiliates of the Company at the time the participant is selected to participate for that Performance Period, exclusive of any commissions or other actual or imputed income from any Company-provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

“Business Criteria” means any one or any combination of the business criteria described in Section 12 of the Plan, including, but not limited to, EBITDA, Adjusted EBITDA, Net Income, Adjusted Net Income, Return on Equity, Adjusted Return on Equity, Return on Assets or Adjusted Return on Assets. In the case of any participant who is not a Senior Executive, the term “Business Criteria” shall also include performance targets based on Company-wide, divisional or individual performance as the Committee may determine in its discretion.

“EBITDA” for any Year means earnings before interest, taxes, depreciation and amortization, including amortization of fresh start premiums, amortization of capitalized loan origination costs, adjustment for foreign exchange, elimination of gains and losses from asset dispositions outside the ordinary course of business, and elimination of goodwill impairments.

“Senior Executive” means an executive officer of the Company or other key employee of the Company or any of its majority-owned subsidiaries who is a “covered employee” within the meaning of Section 162(m)(3) of the Code at the time of an Award, and such other officers or employees as designated by the Committee as to any Award.

“Net Income” for any Year means the consolidated net income of the Company, as reported in the consolidated financial statements of the Company for the Year; provided, however, that in the event of a change in accounting principles affecting the Company or Net Income during a Performance Period, Net Income shall be determined without regard to such change unless otherwise specified by the Committee at the time the Business Criteria and Performance Targets for any Awards relative to such Performance Period are established.

“Performance Period” means the Year (or portions thereof) with respect to which the Performance Targets are set by the Committee.

“Performance Target(s)” means the specific objective goal or goals that are timely set in writing by the Committee pursuant to Section 4.2 for each participant for the applicable Performance Period in respect of any one or more of the Business Criteria.

“Return on Assets” means Net Income divided by the average of the total assets of the Company at the end of the four fiscal quarters of the Year, as reported by the Company in its consolidated financial statements; provided, however, that in the event of a change in accounting principles affecting the Company or Return on Assets during a Performance Period, Return on Assets shall be determined without regard to such change unless otherwise specified by the Committee at the time the Business Criteria and Performance Targets for any Awards relative to such Performance Period are established.

“Return on Equity” means the Net Income divided by the average of the common shareholders equity of the Company at the end of each of the four fiscal quarters of the Year, as reported by the Company in its consolidated financial statements; provided, however, that in the event of a change in accounting principles affecting the Company or Return on Equity during a Performance Period, Return on Equity shall be determined without regard to such change unless otherwise specified by the Committee at the time the Business Criteria and Performance Targets for any Awards relative to such Performance Period are established.

“Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

“Shares” means shares of common stock of the Company or any securities or property, including rights, into which the same may be converted by operation of law or otherwise.

“Year” means a fiscal year of the Company commencing on or after October 1, 2005 that constitutes all or part of the applicable Performance Period.

Section 3: Administration of the Plan.

3.1	The Committee. The Committee administers the Plan and awards granted subject to the specifications, terms and conditions set forth herein. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

3.2	Authority to Change Terms and Conditions of Awards. Without limiting the Committee’s authority under the Plan, but subject to any limitations of the Plan and compliance with Section 162(m) to the extent applicable, the Committee shall have the authority to waive restrictive conditions for an award (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. In particular, the Committee has authority to provide under the terms of an Award that payment shall be accelerated upon the death or disability of a participant, a change in control of the Company, or upon termination of the participant’s employment without cause or as a constructive termination.

Section 4: Annual Incentive Awards.

4.1	Selection of Participants. The Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set for any Performance Period, the employees of the Company or any of its subsidiaries who will be granted a conditional opportunity to earn an annual incentive award with respect to such Performance Period.

4.2	Awards. Unless otherwise provided by the Committee, the Committee shall specify, as to each annual incentive award granted hereunder, the Performance Period, the Business Criteria, the Performance Targets, the amount (expressed as a fixed amount in dollars or other currency, or as a percentage of Base Salary) that could be earned relative to the satisfaction of the Performance Targets, the maximum amount, if any, of compensation that could be earned and, if applicable, the allocable portion of the award dependent on any particular Performance Target. The applicable Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and may be based on Company-wide, division or individual performance. Notwithstanding the fact that the Performance Target(s) have been attained, the Company may pay an award of less than the amount determined by the formula or standard established pursuant to Section 4.2 or may pay no amount at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

4.3	Limitations Applicable to Senior Executives. Annual incentive awards hereunder to Senior Executives shall be Performance-Based Awards under the Plan. The specific Performance Target(s) with respect to the Business Criteria must be established for Senior Executives by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m). The Performance Target(s) with respect to any Performance Period may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company or on an a relative basis with respect to any peer companies or index selected by the Committee. At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each participant who is a Senior Executive at such time, the method of computing the specific amount that will represent the maximum amount of Cash Award payable to such participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.3, 4.7, 6.1 and 6.8. The Performance Target(s) shall be based on an objective formula or standard, shall comply with the requirements of Section 162(m) applicable to performance-based compensation and shall preclude the use of discretion to increase the amount of any Cash Award earned pursuant to the terms of the Award. Notwithstanding the fact that the Performance Target(s) have been attained, the Company may pay a Cash Award of less than the amount determined by the formula or standard established pursuant to Section 4.2 or may pay no Cash Award at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

4.4	Effect of Mid-Year Commencement of Service; Termination of Employment. To the extent compatible with Sections 4.3 and 5.7, if any individual commences employment after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant an annual incentive award that is proportionately adjusted based on the period of actual service during the Year; the amount of any annual incentive award paid to such person shall not exceed that proportionate amount of the applicable maximum individual bonus. In the event of the termination of employment of a participant prior to the payment of an annual incentive award, the participant shall not be entitled to any payment in respect of such award, unless otherwise expressly provided by the terms of the award or other written contract with the Company.

4.5	Adjustments. To preserve the intended incentives and benefits of an award based on selected Business Criteria and Performance Targets, the Committee shall apply the objective formula or standard with respect to the applicable Performance Target in a manner that shall eliminate, in whole or in part, in such manner as is specified by the Committee, the effects of the following : (i) the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period; (ii) the gain, loss, income or expense reported by the Company in its public filings with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence, excluding gains or losses on the early extinguishment of debt, as determined in accordance with Opinion No. 30 of the Accounting Principles Board, and (iii) the gains or losses resulting from, and the direct expenses incurred in connection with, the disposition of a business, in whole or in part. The Committee may, however, provide at the time the Performance Targets are established that one or more of the foregoing adjustments will not be made as to a specific award. In addition, the Committee may determine at the time the Performance Targets are established that other adjustments shall apply to the objective formula or standard with respect to the applicable Performance Target to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following with respect to the Performance Period: (a) gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation, (b) the impact of impairment of tangible or intangible assets, (c) the impact of restructuring activities, including but not limited to reductions in force, that are reported in the Company’s public filings covering the Performance Period and (d) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year. Each of the adjustments described in this Section 4.6 may relate to the Company as a whole or any part of the Company’s business or operations, as determined by the Committee at the time the Performance Targets are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee. In addition to the foregoing, the Committee shall adjust any Business Criteria, Performance Targets or other features of an Award that relate to or are wholly or partially based on the number of, or the value of, any Shares, to reflect a change in the Company’s capitalization, such as a stock split or dividend, or a corporate transaction, such as a merger, consolidation, separation (including a spin-off or other distribution of stock or property), or a reorganization of the Company.

4.6	Committee Discretion to Determine Cash Awards. The Committee has the sole discretion to determine the standard or formula pursuant to which each participant’s award shall be calculated (in accordance with Section 4), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. To this same extent, the Committee may at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Cash Awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not grant an award under the Plan if the applicable Performance Target(s) have not been satisfied.

4.7	Committee Certification. No Senior Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

4.8	Time of Payment; Deferred Amounts. Any awards granted by the Committee under the Plan shall be paid as soon as practicable following the Committee’s determinations under this Section 4 and the certification of the Committee’s findings under Section 4.7. Any such payment shall be in cash or cash equivalent or in such other form of equal value on such payment date (including Shares or share equivalents as contemplated by Section 4.9) as the Committee may approve or require, subject to applicable withholding requirements and, if applicable, Section 4.9. Notwithstanding the foregoing, the Committee, in its sole discretion (but subject to compliance with Section 162(m) to the extent applicable and to any prior written commitments and to any conditions consistent with Sections 3.4, 4.9 and 5.7 that it deems appropriate), defer the payout or vesting of any Cash Award and/or provide to participants the opportunity to elect to defer the payment of any Cash Award under a nonqualified deferred compensation plan and as contemplated by Section 4.9. In the case of any deferred payment of a Cash Award after the attainment of the applicable Performance Target(s), any amount in excess of the amount otherwise payable shall be based on either Moody’s Average Corporate Bond Yield (or such other rate of interest that is deemed to constitute a “reasonable rate of interest” for purposes of Section 162(m)) over the deferral period or the return over the deferral period of one or more predetermined actual investments (including Shares) such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s), unless the alternative deferred payment is otherwise exempt from the limitations under Section 162(m).

4.9	Share Payouts of Cash Award. Any Shares payable under an award shall be pursuant to a combined Award under the Plan. The number of Shares or stock units (or similar deferred award representing a right to receive Shares) awarded in lieu of all or any portion of an Award shall be equal to the largest whole number of Shares which have an aggregate fair market value (as defined in the Plan) no greater than the amount of cash otherwise payable as of the date the cash payment of the award would have been made. Any such Shares, stock units (or similar rights) shall thereafter be subject to adjustments for changes in corporate capitalization as provided in the Stock Plan. Dividend equivalent rights thereafter earned may be accrued and payable in additional stock units, cash or Shares or any combination thereof, in the Committee’s discretion.

Section 5: General Provisions.

5.1	No Right to Awards or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, an Award or any other benefit under the Plan, or any legal right to be continued in the employ of the Company. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise. Nothing in this Section 5.1, however, is intended to adversely affect any express independent right of any person under a separate employment agreement. Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Target(s) have been attained and/or the individual maximum amounts hereunder have been calculated, the Company shall have no obligation to pay any award hereunder nor to pay the maximum amount so calculated or any prorated amount based on service during the period, unless the Committee otherwise expressly provides by written contract or other written commitment.

5.2	Discretion of Company, Board of Directors and Committee. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

5.3	Non-Exclusivity. The specifications, terms and conditions set forth herein do not limit the authority of the Board or the Committee to grant awards to the full extent permitted under the Plan, regardless of whether such awards comply with such specifications, terms and conditions.

5.4	Section 162(m) Conditions. Awards made hereunder to Senior Executives are intended to satisfy and shall be interpreted in a manner that satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with such intent shall be disregarded.

Section 6: Amendments, Suspension or Termination of Plan.

The Board of Directors or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment shall be effective without Board of Directors and/or shareholder approval if such approval is necessary to comply with the applicable provisions of Section 162(m).